EXHIBIT 99.1


RADIAL ENERGY ANNOUNCES TEXAS OIL AND GAS PROSPECT ACQUISITIONS

BELLINGHAM, WA June 28, 2006/MARKETWIRE/ -- Radial Energy Inc. (OTCBB: RENG) (the "Company") is pleased to announce that it has entered into an agreement to acquire a working interest in three separate exploratory oil and gas prospects located in Cherokee County, Texas. The Company has agreed to purchase the prospects for the sum of $700,000 with the vendor retaining a 4% Overriding Royalty. The payment covers the Company's share of the estimated capital expenditures to drill the first test wells on each of the three prospects. The agreement for all three prospects includes a 30% working interest before payout of initial investment, and a 22.5 % working interest after payout, with payout determined on a per project basis. The rig for the first prospect is scheduled to spud in 4 weeks, and then move directly on to the remaining two prospects.

The HIGHWAY 79 PROSPECT is located in northwestern Cherokee County, one mile west of Jacksonville, Texas. The prospect leases cover approximately 340 net acres, which are located between Neches Field, which has produced over 100 million barrels and over 85 billion cubic feet (bcf) of gas, and Jacksonville North Field, which has produced over 4 million barrels (bbls) of oil. The Highway 79 Prospect targets structural traps in the 1st, 2nd and 3rd Woodbine Sands. If successful, the estimated potential for the 1st Woodbine Sand calculate to be approximately 2,200,000 barrels of oil and 690 million cubic feet of gas and, for the 2nd and 3rd Woodbine Sands calculate to be approximately 3,120,000 barrels of oil and 990 million cubic feet of gas.

The JUNCTION PROSPECT is located in northwestern Cherokee County, approximately five miles southwest of Jacksonville, Texas. This oil and natural gas prospect's leasehold covers approximately 500 acres, and like the Highway 79 Prospect, is located between Neches and Jacksonville North fields. The prospect targets a Woodbine sand reservoir that was found in the nearby Humphrey #1 L.C. Earle that well log interpretation indicates drilled through 12 feet of hydrocarbon-bearing sand. With a successful discovery, the estimated potential for the Woodbine sand calculate to be approximately 80,000 bbls oil and 9.18 bcf of gas.

The NORTHWEST JACKSONVILLE PROSPECT leasehold covers approximately 350 acres located in northern Cherokee County. The prospect is situated southwest of
Jacksonville North Field and northeast of West Jacksonville Field, which produced 766,000 bbls of oil and 390,000 mcf of gas. The prospect is interpreted to be a high side fault closure on a northeast-southwest trending, down-to-the-northwest fault. The discovery of reserves in a similar structural feature, 2,000 feet to the southeast, resulted in the Northwest Jacksonville Field, which produced 978,000 mcf of gas and 2,000 bbls of condensate from the 1st Woodbine sand. If successful, the estimated potential from all three prospective Woodbine sands is calculated to be approximately 8,700 bbls of condensate and 4,100,000 mcf of gas.

The estimates for each of the foregoing prospects are internal volumetric calculations based on internally-generated geological analysis, reservoir studies and interpretation. This information is provided in order to reflect the potential recoverable, undiscovered resources attributable to the full 100% working interest. This summary further contains information pertaining to analogous field production figures and references that are, for the most part, historical in nature. This information, where provided, is for comparative purposes only and there is no assurance we will achieve these production figures and the Company has no rights or interests in these analogs.

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Company  President,  Leigh Lyons stated,  "These  prospects fit Radial  Energy's criteria for investment; oil and gas projects underpinned by previously drilled, undeveloped potential discovery wells; straight-forward agreements with vendors motivated to quickly negotiate and close deals, and most importantly, very short time periods from closing to drilling or testing of the play. Like our Block 100 project acquired in May 2006, we have been able to secure three potentially high quality prospects that we plan to drill and test within the next several months."

Further information will be announced as is it becomes available.

ABOUT THE COMPANY

Radial Energy seeks to identify, acquire and develop low risk oil and natural gas exploration and development opportunities throughout the Western Hemisphere. The Company's primary focus is on efforts to identify previously drilled, but subsequently abandoned exploratory wells that encountered and/or tested live oil or natural gas indicating the presence of marketable hydrocarbons, reservoir and trap. If, after careful study, it is determined that low-risk potential for profitable field development exists, the Company will seek to acquire a working interest in the project, dealing either with the current concession holders or the local government.

The Company plans to become the operator of record in the majority of its future projects. Management intends to participate in new exploration prospects and old field development opportunities if such investments fit the economic criteria established by the Company.


FORWARD-LOOKING STATEMENTS:

Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Radial Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Radial Energy Inc.
----------------------

G. Leigh Lyons, President

Investor Relations Contact: J & J Investor Relations Inc. 1-888-795-2874 Visit our website at WWW.RADIALENERGYINC.COM